Exhibit 99.1

LaFayette Acquisition Corp. Announces Pricing of

$100 Million Initial Public Offering

Paris, France – (October 23, 2025) – LaFayette Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 10,000,000 units, at a price of $10.00 per unit. The units are expected to commence trading on October 24, 2025 on the Global Market tier of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LAFAU.”

The Company, which is led by Christophe Charlier, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

Each unit sold in the offering consists of one ordinary share and one right entitling the holder thereof to receive one-tenth of one ordinary share upon the completion of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “LAFA” and “LAFAR,” respectively.

EarlyBirdCapital, Inc. is serving as the book-running manager of the offering and IB Capital is acting as co-manager for the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on or about October 27, 2025, subject to customary closing conditions.

A registration statement relating to these securities became effective on October 22, 2025. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc. at 366 Madison Avenue, 8th Floor, New York, New York 10017, Attention: Syndicate Department, by telephone at 212-661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LaFayette Acquisition Corp.

LaFayette Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Christophe Charlier, Chairman and Chief Executive Officer. The Company may pursue a business combination with a target in any industry or geographic region that it believes can benefit from the expertise and capabilities of its management team.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Media Contact:

LaFayette Acquisition Corp.

christophe@lafayetteacquisitioncorp.com

+33 1 45 75 86 28